FOR IMMEDIATE RE ELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER FISCAL 2016 FINANCIAL RESULTS

Provides update on Value Creation Plan

Highlights board and senior management team additions

Toronto, March 1, 2017 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a le eading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the fourth quarter and fiscal year ended December 31, 2016.

“Significant progress has been made identifying the immediate strategic actions that support our Value Creation Plan,” said David Colo, President and Chief Executive Officer. “We have worked diligently evaluating all aspects of the business, defining initial actions and building the team and processes to execute our strategic plan to drive long-term shareholder value. As we implement the four pillars of our strategic plan, we will refine our product portfolio, improve execution, broaden our sales effort and build a sustainable platform for profitable growth. We believe SunOpta is well positioned to benefit from the growing trend for healthier foods and we are building the platform for long-term achievement of our strategic goals and increased returns for shareholders.”

Colo continued, “Fourth quarter results were below our expecttations, driven by the exit of non-core business lines, impairment charges, and sales softness in beverage and fruit that also impacted production volumes. We believe these results are not in any way reflective of the true earnings power of our Company. Through our Value Creation Plan, we are taking aggressive action to improve our operating performance and deliver improved results in 2017 and beyond.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAA AP, except where specifically noted.

Fourth Quarter 2016 Highlights:

•	Revenues of $297.5 million for the fourth quarter of 2016, versus $316.4 million in the fourth quarter of 2015, a decrease of 6.0% versus the prior year period.
•

Loss from continuing operations of $33.5 million or $0.41 per diluted common share in the fourth quarter of 2016, compared to a loss from continuing operationss of $13.6 million or $0.16 per diluted common share in the fourth quarter of 2015.

•

Adjusted loss[1] of $7.3 million or $0.08 per diluted common share during the fourth quarter of 2016, compared to adjusted earnings of $2.4 million or $0.03 per diluted common share during the fourth quarter of 2015.

•	Adjusted EBITDA¹ of $9.4 million or 3.2% of revenues for the fourth quarter of 2016, versus $18.2 million or 5.8% of revenues in the fourth quarter of 2015.

Fiscal 2016 Highlights

•	Revenues of $1,346.7 million for fiscal 2016, versus $1,145.1 million in fiscal 2015, an increase of 17.6%.
•

Loss from continuing operations of $50.6 million or $0.61 per diluted common share, compared to loss from continuing operations of $3.0 million or $0.04 per diluted common share during the same period in 2015.

•	Adjusted earnings[1] per diluted common share were $5.8 million or $0.07 per diluted common share for fiscal 2016, compared to $19.0 million or $0.26 per diluted common share during fiscal 2015.
•	Adjusted EBITDA¹ of $81.7 million, or 6.1% of revenues for the full year, versus $62.2 million, or 5.4% of revenues in the same period of 2015.

Recent Board of Directors and Senior Management Enhancements Highlighted

The Company has made significant progress enhancing corporate governance and the senior management team. On January 23, 2017, the Company announced that veteran industry executive Gregg Tanner joined the Board of Directors. Additionally, on February 6, 2017, the Company announced the appointment of David Colo as President and Chief Executive Officer. The Company has also named Colin Smith to the position of Chief Operating Officer for the Consumer Products segment.

Value Creation Plan Update

As announced on October 7, 2016, SunOpta, with the assistance of Oaktree, is conducting a thorough review of the Company’s operations, management and governance, with the objective of maximizing the Company’s ability to deliver long-term value to its shareholders. Through this review, management and the Board have developed a Value Creation Plan built on four pillars: portfolio optimization, operational excellence, go-to-market effectiveness and process sustainability.

The Company is currently targeting implementation of $30 million of productivity driven annualized EBITDA1 enhancements and $20 million of working capital efficiencies to be implemented over the coming 12 to 18 months. In the near-term, we expect these benefits to be offset by structural investments the Company is making in the areas of quality, sales, marketing, operations and engineering resources. Additionally, during 2017, the Company anticipates incurring non-structural third-party consulting support, severance, and recruiting costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to enhance food safety and manufacturing efficiencies. Over time, the Company expects these investments to yield additional improvement in EBITDA1 beyond the $30 million of initial productivity-driven savings. Recent progress on each of the four pillars of the Value Creation Plan is highlighted below:

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. During the fourth quarter of 2016, the Company announced the closing of its San Bernardino, California juice facility, which is expected to be $4 million accretive to EBITDA1 in 2017. Following that initial announcement, the Company continued to evaluate its portfolio which resulted in the following additional actions:

•	Closure of the Company’s soy extraction (ingredient) facility in Heuvelton, New York, transferring production to the Company’s Alexandria, Minnesota facility

•	Exited certain varieties of specialty soy and sunflower, as well as frozen edamame
•	Exited a non-core vegetable brokerage operation
•

Launched a global organic ingredients portfolio strategy review, which is identifying incremental large ingredient categories for further investment. The incremental growth opportunities include new geographies, new products and new processing capabilities.

During the fourth quarter the Company recognized non-cash impairment charges of $1.2 million associated with the Heuvelton facility closure, and $3.4 million of inventory and other reserves to reflect the exit of non-core business lines. The Company intends to continue to proactively manage its business portfolio to identify opportunities to drive EBITDA1 growth.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. These efforts are expected to generate productivity improvements in manufacturing, procurement and logistics. With the assistance of third-party consulting support, the Company has identified a number of broad-based savings opportunities we expect to implement and realize over 2017 and 2018. Recent activities include:

•	Launched network-wide upgrades to worker safety and food quality programs, with the goal of becoming the leader in safety and quality across the healthy food industry
•

Launched a productivity enhancement program that is systematically evaluating all manufacturing facilities, supply chain, and procurement processes to identify productivity cost savings opportunities. As a result of these efforts, the Company is targeting $30 million in annualized EBITDA[1] improvements to be implemented over the next 12 to 18 months.

•

Rolled out the “SunOpta Plant Management System,” which consists of a standardized set of operating processes, KPIs, and continuous improvement methodologies that will provide improved consistency and productivity performance across the manufacturing network

•	Launched a working capital optimization program that is targeting $20 million of cash flow enhancements

Go-to-Market Effectiveness

The focus of the Go-to-Market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Early in 2017, the Company re-aligned its go-to-market approach, hiring key talent to lead foodservice and retail sales, as well as adding new marketing resources. The Company also launched a sales force effectiveness program that has already started to generate results. Recent highlights include:

•	Hired a new SVP of Foodservice Sales and a SVP of Beverages and Snacks
•	Secured new business wins in Healthy Beverage, Healthy Fruit and Global Ingredients
•	Selectively adjusted pricing to enhance margins

Process Sustainability

The focus of process sustainability is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. In February 2017, the Company initiated an organizational redesign focused on streamlining and simplifying the business, investing in systems and processes to ensure each function has the tools in place to achieve its goals. Recent initiatives include:

•	Developed a plan to increase capital engineering, plant engineering, and process engineering capabilities that is targeted to enhance food safety, product flow and productivity performance
•	Created a centralized Consumer Products supply chain team to manage sales and operations planning (“S&OP”), warehousing, and distribution
•	Launched a comprehensive S&OP program to improve supply/demand planning, which is expected to reduce inventory while improving customer service
•	Initiated a program to push centralized cost accounting resources into manufacturing facilities to improve the accuracy of manufacturing-related financial data

Fourth Quarter 2016 Results

Revenues for the fourth quarter of 2016 were $297.5 million, a decrease of 6.0% compared to $316.4 million in the fourth quarter of 2015. Excluding the impact on revenues for the fourth quarter of 2016 of changes in commodity-related pricing and foreign exchange rates, estimated impact of the recall of certain sunflower kernel products based on shortfall against anticipated volumes, estimated impact on west coast pouch operations as a result of a fire at a third-party facility, and business acquisitions and associated product rationalizations, revenues in the fourth quarter of 2016 decreased by 0.9% compared with the fourth quarter of 2015. This decrease in revenues reflected lower volumes of specialty raw materials driven by a reduction in contracted acres, as well as a sharp decline in retail market demand for frozen fruit products. In addition, sales of aseptic beverage products and specialty bars were consistent with the prior year due to customer turnover and the ramp-up of new product offerings.

The Consumer Products segment generated revenues from external customers of $164.9 million during the fourth quarter of 2016, a decrease of 4.6% compared to $172.9 million in the fourth quarter of 2015. Excluding the impact of business acquisitions and associated product rationalizations and the fire at a third-party facility, revenues in Consumer Products decreased 2.2% compared to the fourth quarter of 2015 largely reflecting an 8.2% decline in sales of frozen fruit.

The Global Ingredients segment generated revenues from external customers of $132.6 million, a decline of 7.6% compared to $143.5 million in the fourth quarter of 2015. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue increased 0.7% in the fourth quarter of 2016, compared with the fourth quarter of 2015 reflecting a 4.1% decline in domestic sourcing from lower volumes of specialty raw materials driven by a planned reduction in contracted acres and lower sales, offset by 3.7% growth in internationally sourced organic ingredients.

Gross profit was $17.0 million for the fourth quarter of 2016, compared to $25.2 million for the fourth quarter of 2015. As a percentage of revenues, gross profit for the fourth quarter of 2016 was 5.7% compared to 8.0% in the fourth quarter of 2015. The gross profit percentage for the fourth quarter of 2016 would have been approximately 7.9%, excluding the impact of costs related to aging reserves and low margin sales to reduce inventory exposures mainly on specialty grain varieties the Company is exiting, an inventory reserve for certain consumer-packaged products due to quality-related issues, the acquisition accounting adjustment related to Sunrise’s inventory sold in the fourth quarter of 2016, and lost margin caused by the recall of certain sunflower kernel products.

Operating loss¹ was $10.0 million, or 3.3% of revenues, compared to an operating loss of $1.7 million, or 0.6% of revenues in the fourth quarter of 2015. The increase in operating loss year-over-year is attributable to lower gross profit, as well as a $1.3 million increase in selling, general and administrative expenses (“SG&A”), mainly reflecting external advisory costs associated with the strategic review and Value Creation Plan of $3.6 million, partially offset by lower compensation and other administrative costs. The operating income percentage for the fourth quarter of 2016 would have been approximately 0.2%, excluding the items mentioned above that impacted gross profit, and costs associated with the strategic review and Value Creation Plan.

During the fourth quarter of 2016, the Company recognized a non-cash goodwill impairment charge of $17.5 million, related to its sunflower operations.

Adjusted EBITDA¹ was $9.4 million or 3.2% of revenues in the fourth quarter of 2016, compared to $18.2 million or 5.8% of revenues in the fourth quarter of 2015.

The Company reported a loss from continuing operations for the fourth quarter of 2016 of $33.5 million, or $0.41 per diluted common share, compared to a loss from continuing operations of $13.6 million, or $0.16 per diluted common share during the fourth quarter of 2015. Adjusted loss¹ in the fourth quarter was $7.3 million or $0.08 per diluted common share, compared to Adjusted earnings¹ of $2.4 million or $0.03 per diluted common share in the fourth quarter of 2015. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings and Adjusted Loss”.

Fiscal 2016 Results

Revenues for fiscal 2016 were $1,346.7 million, up 17.6% compared to fiscal 2015 mainly due to the acquisition of Sunrise. Revenue was negatively impacted by approximately $14.9 million during fiscal 2016 due to the recall of certain sunflower products and a fire at a third-party contract manufacturing facility. Excluding the impact on revenues for the year ended December 31, 2016 of business acquisitions and associated product rationalizations, changes in commodity-related pricing and foreign exchange rates, the estimated impact of the sunflower recall and estimated impact of the fire on west coast pouch operations, revenues increased 1.0% in 2016, compared with 2015. This increase in revenues reflected higher demand for organic ingredients and growth in aseptic beverage volumes with the added output from the Company’s Allentown, Pennsylvania facility and new product launches, partially offset by lower volumes of specialty raw materials driven by a reduction in contracted acres and lower retail market demand for frozen fruit in the fourth quarter of 2016.

The Consumer Products segment generated revenues from external customers of $772.4 million during fiscal 2016, an increase of 44.6% compared to $534.2 million in fiscal 2015. Excluding the impact of business acquisitions and associated product rationalizations and the fire at a third-party facility, revenues in Consumer Products increased 1.6% compared to fiscal 2015 largely reflecting growth within the Healthy Beverages platform.

The Global Ingredients segment generated revenues from external customers of $574.3 million, a decline of 6.0% compared to $610.9 million in fiscal 2015. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue increased 0.2% in fiscal 2016, compared to fiscal 2015 reflecting a 15.9% decline in domestic sourcing from lower volumes of specialty raw materials driven by a planned reduction in contracted acres and lower sales, offset by 13.6% growth in internationally sourced organic ingredients.

Gross profit was $126.0 million for fiscal 2016, compared with $110.4 million for fiscal 2015. As a percentage of revenues, gross profit for fiscal 2016 was 9.4% compared to 9.6% in 2015. The gross profit percentage for fiscal 2016 would have been approximately 10.9%, excluding the impact of an acquisition accounting adjustment related to Sunrise inventory sold in fiscal 2016, aging reserves and low margin sales to reduce inventory exposures mainly on specialty grain varieties the Company is exiting, an inventory reserve for certain consumer-packaged products due to quality-related issues, start-up costs related to the ramp-up of production at the Company’s Allentown aseptic facility, and lost margin caused by the recall of certain sunflower kernel products.

Operating income¹ in fiscal 2016 was $14.7 million, or 1.1% of revenues, compared to $21.3 million, or 1.9% of revenues in fiscal 2015. The operating income percentage for fiscal 2016 would have been approximately 3.2%, excluding the items mentioned above that impacted gross profit, and the impact of legal costs mainly related to the Plum dispute, which totaled $1.9 million year to date, and external advisory costs associated with the strategic review and Value Creation Plan.

Other expense in fiscal 2016 includes an asset impairment charge of $11.5 million associated with the Company’s decision to exit the San Bernardino juice facility and the Heuvelton soy facility, $9.0 million reflecting the settlement of the Plum dispute, $2.2 million related to consolidation of the Company’s frozen fruit processing facilities following the Sunrise acquisition, $3.7 million of severance and rationalization costs related to the departure of Rik Jacobs as President and CEO in November 2016, certain facility closures, workforce rationalization initiatives and employee retention costs, and $2.8 million reflecting the voluntary withdrawal of certain consumer-packaged products and voluntary recall of certain sunflower kernel products. These charges were partially offset by the $1.7 million gain on settlement of the contingent consideration obligation related to the acquisition of Niagara Natural in 2015.

Adjusted EBITDA¹ was $81.7 million or 6.1% of revenues in fiscal 2016, compared to $62.2 million or 5.4% of revenues in fiscal 2015.

The Company reported a loss from continuing operations for fiscal 2016 of $50.6 million, or $0.61 per diluted common share, compared to a loss from continuing operations of $3.0 million, or $0.04 per diluted common share during fiscal 2015. Adjusted earnings were $5.8 million or $0.07 per diluted common share for fiscal 2016, compared to $19.0 million or $0.26 per diluted common share during fiscal 2015. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings and Adjusted Loss”.

Balance Sheet

At December 31, 2016 SunOpta’s balance sheet reflected total assets of $1,129.6 million and total debt of $432.6 million. Total debt declined approximately $113.7 million from the end of the third quarter of 2016 as a result of $79.0 million in net proceeds generated from the issuance of preferred stock, as well as approximately $36.0 million in cash generated from operations. At December 31, 2016 leverage was approximately 5 times Adjusted EBITDA¹ on a trailing four quarter adjusted basis, after eliminating the negative impact on EBITDA from the San Bernardino juice facility.

During the second quarter of 2016, the Company announced a voluntary recall of certain roasted sunflower kernel products produced at its Crookston, Minnesota facility. For fiscal 2016, estimated losses of $40.0 million were recognized in relation to the recall reflecting the amount of losses that have been determined to-date to be both probable and reasonably estimable. The Company carries general liability and product recall insurance with aggregate limits of $47.0 million, and it expects to recover recall-related costs through these policies, less applicable deductibles and subject to coverage limits. As the Company continues to work with its customers and insurance providers to substantiate claims received, it may need to revise its estimates in subsequent periods.

Conference Call with accompanying presentation

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, March 1, 2017, to discuss the fourth quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified (“non-GMO”) and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta’s organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our ability to implement the four pillars and achieve the objectives of our strategic Value Creation Plan, $30 million of annualized EBITDA enhancements and $20 million of cash flow from working capital optimization over the next 12 to 18 months, the amount of EBITDA improvement expected to be generated from the closure of our San Bernardino, CA facility and the anticipated insurance recoveries associated with the sunflower recall. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “will”, “believe”, “continue”, “expects”, “intend”, “becoming”, “anticipate”, “confident”, “can”, “should”, “would”, “may”, “plans”, “estimate”, “project”, “potential”, “intention”, “might”, “predict” or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, risks associated with acquisitions generally such as the failure to retain key management and employees, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement growth strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended December 31, 2016 and January 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended		Year ended
	December 31,		December 31,
	2016	January 2, 2016	2016	January 2, 2016
	$	$	$	$
Revenues	297,539	316,378	1,346,731	1,145,134
Cost of goods sold	280,496	291,148	1,220,779	1,034,772
Gross profit	17,043	25,230	125,952	110,362
Selling, general and administrative expenses	26,005	24,723	98,681	85,754
Intangible asset amortization	2,810	2,846	11,282	4,951
Other expense, net	5,569	7,758	28,292	12,151
Goodwill impairment	17,540	-	17,540	-
Foreign exchange loss (gain)	(1,817)	(595)	1,243	(1,641)
Earnings (loss) from continuing operations before the following	(33,064)	(9,502)	(31,086)	9,147
Interest expense, net	8,527	12,498	43,275	15,669
Loss from continuing operations before income taxes	(41,591)	(22,000)	(74,361)	(6,522)
Recovery of income taxes	(8,165)	(8,228)	(23,797)	(3,390)
Loss from continuing operations	(33,426)	(13,772)	(50,564)	(3,132)
Loss from discontinued operations, net of income taxes and non-controlling interest	-	(16,516)	(570)	(19,475)
Loss	(33,426)	(30,288)	(51,134)	(22,607)
Earnings (loss) attributable to non-controlling interests	50	(220)	54	(136)
Loss attributable to SunOpta Inc.	(33,476)	(30,068)	(51,188)	(22,471)
Loss per share – basic
- from continuing operations	(0.41)	(0.16)	(0.61)	(0.04)
- from discontinued operations	-	(0.19)	(0.01)	(0.27)
	(0.41)	(0.35)	(0.62)	(0.31)
Loss per share – diluted
- from continuing operations	(0.41)	(0.16)	(0.61)	(0.04)
- from discontinued operations	-	(0.19)	(0.01)	(0.27)
	(0.41)	(0.35)	(0.62)	(0.31)

SunOpta Inc.
Consolidated Balance Sheets
As at December 31, 2016 and January 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

	December 31,
	2016	January 2, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	1,251	2,274
Accounts receivable	157,369	117,412
Inventories	368,482	371,223
Prepaid expenses and other current assets	19,794	20,088
Current income taxes recoverable	2,801	21,728
Current assets held for sale	-	64,330
Total current assets	549,697	597,055

Property, plant and equipment	162,239	176,513
Goodwill	223,611	241,690
Intangible assets	183,524	195,008
Deferred income taxes	1,045	958
Other assets	9,442	7,979

Total assets	1,129,558	1,219,203

LIABILITIES
Current liabilities
Bank indebtedness	201,494	159,773
Accounts payable and accrued liabilities	173,745	151,831
Customer and other deposits	2,543	5,322
Income taxes payable	5,661	1,720
Other current liabilities	1,016	1,521
Current portion of long-term debt	2,079	1,773
Current portion of long-term liabilities	5,500	5,243
Current liabilities held for sale	-	52,486
Total current liabilities	392,038	379,669

Long-term debt	229,008	321,222
Long-term liabilities	15,354	17,809
Deferred income taxes	44,561	74,324
Total liabilities	680,961	793,024

Series A Preferred Stock	79,184	-

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	300,426	297,987
Additional paid-in capital	25,522	22,327
Retained earnings	53,838	106,838
Accumulated other comprehensive loss	(13,104)	(6,113)
	366,682	421,039
Non-controlling interests	2,731	5,140
Total equity	369,413	426,179

Total equity and liabilities	1,129,558	1,219,203

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended December 31, 2016 and January 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
	December 31,		December 31,
	2016	January 2, 2016	2016	January 2, 2016
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Loss	(33,426)	(30,288)	(51,134)	(22,607)
Loss from discontinued operations attributable to SunOpta Inc.	-	(16,516)	(570)	(19,475)
Loss from continuing operations	(33,426)	(13,772)	(50,564)	(3,132)
Items not affecting cash:
Depreciation and amortization	8,195	8,268	34,150	21,007
Acquisition accounting adjustment on inventory sold	1,596	4,000	15,000	4,000
Amortization and write-off of debt issuance costs	1,091	5,895	11,301	5,895
Deferred income taxes	(10,090)	(4,735)	(29,850)	(4,038)
Stock-based compensation	975	534	4,148	4,366
Unrealized loss (gain) on derivative instruments	717	677	(547)	143
Fair value of contingent consideration	123	646	(1,158)	884
Impairment of long-lived assets	1,222	-	13,257	-
Goodwill impairment	17,540	-	17,540	-
Other	(8)	(626)	335	990
Changes in non-cash working capital, net of businesses acquired	48,052	25,180	(12,891)	(3,685)
Net cash flows from operations - continuing operations	35,987	26,067	721	26,430
Net cash flows from operations - discontinued operations	-	(603)	758	4,814
	35,987	25,464	1,479	31,244
Investing activities
Purchases of property, plant and equipment	(7,757)	(9,345)	(22,560)	(31,186)
Acquisition of businesses, net of cash acquired	-	(470,994)	-	(490,715)
Other	254	(144)	954	316
Net cash flows from investing activities - continuing operations	(7,503)	(480,483)	(21,606)	(521,585)
Net cash flows from investing activities - discontinued operations	-	(11)	1,754	(1,235)
	(7,503)	(480,494)	(19,852)	(522,820)
Financing activities
Increase (decrease) under line of credit facilities	(21,499)	54,718	236,976	85,968
Repayment of line of credit facilities	-	-	(192,677)	-
Borrowings under long-term debt	230,998	330,135	231,430	330,135
Repayment of long-term debt	(310,475)	(10,296)	(322,004)	(11,018)
Issuance of Series A Preferred Stock, net	78,963	-	78,963	-
Payment of debt issuance costs	(7,472)	(13,778)	(13,017)	(15,966)
Payment of contingent consideration	-	(204)	(4,554)	(204)
Proceeds from the exercise of stock options and employee share purchases	572	406	1,486	3,884
Proceeds from the issuance of common shares, net	-	(1,264)	-	94,080
Proceeds from the exercise of warrants	-	-	-	3,879
Other	294	(323)	168	(781)
Net cash flows from financing activities - continuing operations	(28,619)	359,394	16,771	489,977
Net cash flows from financing activities - discontinued operations	-	668	(1,180)	(4,304)
	(28,619)	360,062	15,591	485,673

Foreign exchange gain (loss) on cash held in a foreign currency	(253)	(40)	52	(54)
Decrease in cash and cash equivalents in the period	(388)	(95,008)	(2,730)	(5,957)
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	1,626	1,707	2,170
Less: Balance included at end of period	-	(1,707)	-	(1,707)
Cash and cash equivalents - beginning of the period	1,639	97,363	2,274	7,768
Cash and cash equivalents - end of the period	1,251	2,274	1,251	2,274

SunOpta Inc.
Segmented Information
For the quarters and years ended December 31, 2016 and January 2, 2016
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended		Year ended
	December 31,		December 31,
	2016	January 2, 2016	2016	January 2, 2016
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	132,601	143,485	574,295	610,890
Consumer Products	164,938	172,893	772,436	534,244
Total segment revenues from external customers	297,539	316,378	1,346,731	1,145,134

Segment gross margin:
Global Ingredients	9,658	13,236	64,374	66,461
Consumer Products	7,385	11,994	61,578	43,901
Total segment gross margin	17,043	25,230	125,952	110,362

Segment operating income (loss):
Global Ingredients	2,531	4,250	26,787	28,184
Consumer Products	(5,783)	(1,907)	1,206	3,208
Corporate Services	(6,703)	(4,087)	(13,247)	(10,094)
Total segment operating income (loss)	(9,955)	(1,744)	14,746	21,298

Segment gross margin percentage:
Global Ingredients	7.3%	9.2%	11.2%	10.9%
Consumer Products	4.5%	6.9%	8.0%	8.2%
Total segment gross margin	5.7%	8.0%	9.4%	9.6%

Segment operating income percentage:
Global Ingredients	1.9%	3.0%	4.7%	4.6%
Consumer Products	-3.5%	-1.1%	0.2%	0.6%
Total segment operating income	-3.3%	-0.6%	1.1%	1.9%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income, Adjusted earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA as additional information about its operating results, which are not measures in accordance with U.S. GAAP. We believe that segment operating income and Adjusted earnings assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. We use EBITDA and Adjusted EBITDA when assessing the performance of the Company’s operations and its ability to generate cash flows to fund its cash requirements, including debt service and capital expenditures. The non-GAAP measures of segment operating income, Adjusted earnings, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate the Company’s results of operations, we use certain other non-GAAP measures that we believe enhance an investor’s ability to derive meaningful year-over-year comparisons and trends from the results of operations. In particular, we evaluate the Company’s revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, as well as the impacts of recent business acquisitions and product rationalizations. In addition, we exclude specific items from the Company’s reported results that due to their nature or size, we do not expect to occur as part of our normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings and Adjusted Loss

When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations as well as other charges and gains that we believe are not reflective of normal operations. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company’s business from the same perspective as Company management. Adjusted earnings/loss and Adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

For the quarter and year ended December 31, 2016, the Company recognized other expenses related primarily to business acquisitions, goodwill and asset impairments, legal settlement costs and litigation-related legal fees, product withdrawal and recall costs, costs associated with the strategic review process and execution of Value Creation Plan, severance and rationalization costs, inventory reserves and liquidation sales to de-risk positions, plant start-up costs related to our east coast aseptic facility, the write-off of debt issuance costs, gains on settlement of contingent consideration and changes in unrecognized tax benefits. We do not believe these charges and gains are reflective of normal business operations. These charges and gains have been excluded to arrive at Adjusted earnings/loss and Adjusted earnings/loss per diluted share.

The following is a tabular presentation of Adjusted earnings/loss and Adjusted earnings/loss per diluted share, including a reconciliation to U.S. GAAP loss from continuing operations and U.S. GAAP loss from continuing operations on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

		Per Diluted Share
For the quarter ended	$	$
December 31, 2016
Loss from continuing operations	(33,426)
Less: earnings attributable to non-controlling interests	(50)
Less: dividends and accretion of Series A Preferred Stock	(1,812)
Loss from continuing operations available to common shareholders	(35,288)	(0.41)

Adjusted for:
Goodwill Impairment(a)	17,540
Costs related to strategic review and Value Creation Plan(b)	3,558
Inventory reserves and liquidation sales to de-risk positions(c)	3,428
Severance and rationalization costs(d)	3,033
Product withdrawal and recall costs(e)	3,013
Costs related to business acquisitions(f)	1,871
Asset impairments related to facility closures(g)	1,222
Other(h)	173
Net income tax effect on adjusted earnings(i)	(5,840)

Adjusted loss	(7,290)	(0.08)

January 2, 2016
Loss from continuing operations	(13,772)
Add: loss attributable to non-controlling interests	220
Loss from continuing operations available to common shareholders	(13,552)	(0.16)

Adjusted for:
Costs related to business acquisitions(j)	15,620
Plant expansion and start-up costs(k)	1,861
Inventory reserves and liquidation sales to de-risk positions(l)	2,367
Downtime, spoilage, and other costs due to equipment failure(m)	2,219
Demurrage, detention and other related expenses(n)	180
Litigation-related legal fees(o)	532
Reversal of stock-based compensation expense(p)	(579)
Other(q)	1,563
Net income tax effect of preceding adjustments(i)	(6,940)
Change in unrecognized tax benefits(r)	(855)
Adjusted earnings	2,416	0.03

(a)	Reflects the impairment charge to write off the goodwill associated with the sunflower reporting unit.
(b)	Reflects legal and other professional advisory costs associated with the strategic review and execution of the Value Creation Plan, which are recorded in SG&A expenses.
(c)	Reflects aging reserves and low margin sales to reduce inventory exposures related to certain grain varieties the Company is exiting, which were recorded in cost of goods sold.
(d)

Reflects contractual severance benefits of $1.5 million and previously unrecognized stock-based compensation of $0.2 million recognized in connection with the departure of Mr. Jacobs as CEO. Includes employee severance costs of $0.9 million incurred in connection with certain facility closures and workforce rationalization initiatives and employee retention costs of $0.3 million, which are recorded in other expense.

(e)

Reflects voluntary product withdrawal or recall costs of $3.0 million, net of expected insurance recoveries, related to the withdrawal of certain consumer-packaged products and the recall of certain sunflower kernel products, of which $1.2 million is recorded in cost of goods sold and $1.1 million is recorded in other expense. Also includes a $0.7 million adjustment for the estimated lost margin caused by the sunflower recall, which reflects a shortfall in revenues against anticipated volumes of approximately $3.4 million, less associated cost of goods sold of approximately $2.7 million.

(f)

Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold during the quarter of $1.6 million, which is recorded in cost of goods sold; and $0.3 million of debt issuance costs, which are recorded in interest expense.

(g)	Reflects the impairment of long-lived assets associated with the closure of the Heuvelton, New York soy extraction facility.
(h)	Other includes fair value adjustments related to contingent consideration arrangements and gain/loss on sale of assets, which are recorded in other expense.
(i)	To tax effect the preceding adjustments to earnings and to reflect an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(j)

Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold subsequent to the acquisition date of $4.0 million, which was recorded in cost of goods sold; acquisition- and integration-related costs incurred in connection with the Sunrise Acquisition of $6.2 million, which were included in other expense; and the non-cash amortization of debt issuance costs incurred in connection with the financing related to the Sunrise Acquisition of $5.4 million, which were recorded in interest expense.

(k)

Reflects costs related to the retrofit of the San Bernardino, California juice facility and expansion of the Allentown, Pennsylvania facility to add aseptic beverage processing and filling capabilities, which were recorded in cost of goods sold.

(l)	Reflects inventory reserves and low margin sales incurred to reduce inventory exposures in certain organic raw materials, which were recorded in cost of goods sold.

(m)	Reflects downtime and spoilage caused by equipment failures at the Allentown, Pennsylvania resealable pouch facility, which were recorded in cost of goods sold.
(n)	Reflects additional logistics costs stemming from capacity constraints on imports and exports within the Global Ingredients segment, which were recorded in cost of goods sold.
(o)	Reflects litigation-related legal costs mainly associated with the settlement of the Plum dispute, which were recorded in SG&A expenses.
(p)

Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

(q)	Other includes severance and rationalization costs, fair value adjustments related to contingent consideration arrangements and gain/loss on disposal of assets, which were recorded in other expense.
(r)	Reflects the realization of previously unrecognized tax benefits due to the expiration of the statute of limitations.

		Per Diluted Share
For the year ended	$	$
December 31, 2016
Loss from continuing operations	(50,564)
Less: earnings attributable to non-controlling interests	(54)
Less: dividends and accretion of Series A Preferred Stock	(1,812)
Loss from continuing operations available to common shareholders	(52,430)	(0.61)

Adjusted for:
Costs related to business acquisitions(a)	27,802
Goodwill Impairment(b)	17,540
Asset impairments related to facility closures(c)	11,522
Legal settlement and litigation-related legal fees(d)	10,850
Product withdrawal and recall costs(e)	5,693
Costs related to strategic review and Value Creation Plan(f)	4,041
Severance and rationalization costs(g)	3,679
Inventory reserves and liquidation sales to de-risk positions(h)	3,428
Plant start-up costs(i)	1,565
Write-off of debt issuance costs(j)	215
Other(k)	726
Gain on settlement of contingent consideration(l)	(1,715)
Net income tax effect on adjusted earnings(m)	(25,825)
Change in unrecognized tax benefits(n)	(1,268)
Adjusted earnings	5,823	0.07

January 2, 2016
Loss from continuing operations	(3,132)
Add: loss attributable to non-controlling interests	136
Loss from continuing operations available to common shareholders	(2,996)	(0.04)

Adjusted for:
Costs related to business acquisitions(o)	17,192
Plant expansion and start-up costs(p)	4,081
Inventory reserves and liquidation sales to de-risk positions(q)	2,367
Downtime, spoilage, and other costs due to equipment failure(r)	2,219
Demurrage, detention and other related expenses(s)	2,038
Litigation-related legal fees(d)	1,709
Reversal of stock-based compensation expense(t)	(579)
Other(u)	4,384
Net income tax effect of preceding adjustments(m)	(10,598)
Change in unrecognized tax benefits(n)	(855)
Adjusted earnings	18,962	0.26

(a)

Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold during the year of $15.0 million, which is recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the financing related to the Sunrise acquisition of $7.8 million, as well as $2.6 million of additional debt issuance costs expensed, which are recorded in interest expense; and $2.4 million of integration costs related to the closure and consolidation of our frozen fruit processing facilities following the Sunrise acquisition, which are recorded in cost of goods sold and other expense.

(b)	Reflects the impairment charge to write off the goodwill associated with the sunflower reporting unit.
(c)	Reflects the impairment of long-lived assets associated with the closure of the San Bernardino juice facility and the Heuvelton soy extraction facility.
(d)

Reflects the charge recorded in connection with the settlement of the Plum dispute, which is recorded in other expense. Also includes $1.6 million (2015 - $1.7 million) of litigation-related legal costs mainly associated with the Plum dispute, which are recorded in SG&A expenses.

(e)

Reflects voluntary product withdrawal or recall costs of $5.7 million, net of expected insurance recoveries, related to the withdrawal of consumer-packaged products for quality-related issues and the recall of certain sunflower kernel products, of which $1.2 million is recorded in cost of goods sold and $2.8 million is recorded in other expense. Also includes a $1.7 million adjustment for the estimated lost margin caused by the sunflower recall, which reflects a shortfall in revenues against anticipated volumes of approximately $9.8 million, less associated cost of goods sold of approximately $8.1 million.

(f)	Reflects legal and other professional advisory costs associated with the strategic review and execution of the Value Creation Plan, which are recorded in SG&A expenses.
(g)

Reflects contractual severance benefits of $1.5 million and previously unrecognized stock-based compensation of $0.2 million recognized in connection with the departure of Mr. Jacobs as CEO. Also includes employee severance costs of $1.6 million incurred in connection with certain facility closures and workforce rationalization initiatives and employee retention costs of $0.3 million, which are recorded in other expense.

(h)	Reflects aging reserves and low margin sales to reduce inventory exposures mainly related to certain grain varieties the Company is exiting, which were recorded in cost of goods sold.
(i)

Plant start-up costs relate to the ramp-up of production at our Allentown facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which are recorded in cost of goods sold. These start-up costs reflect the negative gross margin reported by the facility as the facility ramped up to break-even production levels.

(j)

Reflects the write-off to interest expense of $0.2 million of remaining unamortized debt issuance costs related to our North American credit facilities, which were replaced by a Global Credit Facility.

(k)	Other includes fair value adjustments related to contingent consideration arrangements and gain/loss on sale of assets, which are recorded in other expense.
(l)	Reflects the gain on settlement of the contingent consideration obligation related to Niagara Natural, which was recorded in other income.
(m)	To tax effect the preceding adjustments to earnings and to reflect an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(n)	Reflects the realization of previously unrecognized tax benefits due to the expiration of the statute of limitations.
(o)

Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold subsequent to the acquisition date of $4.0 million, which was recorded in cost of goods sold; acquisition- and integration-related costs incurred in connection with the Sunrise Acquisition of $7.8 million, which were recorded in other expense; and the non-cash amortization of debt issuance costs incurred in connection with the financing related to the Sunrise acquisition of $6.4 million, as well as $2.0 million of loan commitment fees associated with bridge financing for the Sunrise acquisition that was not utilized, which were recorded in interest expense.

(p)

Reflects costs related to the retrofit of the San Bernardino juice facility and expansion of the Allentown facility to add aseptic beverage processing and filling capabilities, which were recorded in cost of goods sold.

(q)	Reflects inventory reserves and low margin sales incurred to reduce inventory exposures in certain organic raw materials, which were recorded in cost of goods sold.
(r)	Reflects downtime and spoilage caused by equipment failures at the Allentown pouch facility, which were recorded in cost of goods sold.
(s)	Reflects additional logistics costs stemming from capacity constraints on imports and exports within the Global Ingredients segment, which were recorded in cost of goods sold.
(t)

Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

(u)	Other includes severance and rationalization costs, fair value adjustments related to contingent consideration arrangements and gain/loss on disposal of assets, which were recorded in other expense.

Segment Operating Income, EBITDA, and Adjusted EBITDA

The Company defines segment operating income/loss as “earnings (loss) from continuing operations before the following” excluding the impact of other income/expense items and goodwill impairments; EBITDA as segment operating income plus depreciation and amortization; and Adjusted EBITDA as EBITDA excluding certain charges and gains that affect the comparability of operating performance. The following is a tabular presentation of segment operating income (loss), EBITDA and Adjusted EBITDA, including a reconciliation to loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

		Quarter ended		Year ended
	December 31,		December 31,
	2016	January 2, 2016	2016	January 2, 2016
	$	$	$	$

Loss from continuing operations	(33,426)	(13,772)	(50,564)	(3,132)
Recovery of income taxes	(8,165)	(8,228)	(23,797)	(3,390)
Interest expense, net	8,527	12,498	43,275	15,669
Other expense, net	5,569	7,758	28,292	12,151
Goodwill impairment	17,540	-	17,540	-
Total segment operating income (loss)	(9,955)	(1,744)	14,746	21,298
Depreciation and amortization	8,195	8,268	34,150	21,007
Stock based compensation	712	534	3,885	3,512
EBITDA	(1,048)	7,058	52,781	45,817
Adjustments (a)
Costs related to business acquisitions	1,596	4,000	15,150	4,000
Product withdrawal and recall costs	1,872	-	2,855	-
Costs related to strategic review and Value Creation Plan	3,558	-	4,041	-
Inventory reserves and liquidation sales to de-risk positions	3,428	2,367	3,428	2,367
Litigation-related legal fees	-	532	1,850	1,709
Plant expansion and start-up costs	-	1,861	1,565	4,081
Downtime, spoilage, and other costs due to equipment failure	-	2,219	-	2,219
Demurrage, detention and other related expenses	-	180	-	2,038
Adjusted EBITDA	9,406	18,217	81,670	62,231

(a) The adjustments include all adjustments in the table “Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share” that affect cost of goods sold and SG&A.